Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Reports Fourth Quarter and 2010 Year End Results

HOFFMAN ESTATES, IL--(Marketwire - January 28, 2011) - For the fourth quarter of 2010, AMCOL International Corporation (NYSE: ACO) reports a loss attributable to AMCOL shareholders of $0.30 per diluted share compared to earnings of $0.36 per diluted share in the 2009 period. However, these losses result largely from unusual items recorded in the fourth quarter of 2010. Excluding these unusual items, we generated net income attributable to AMCOL shareholders of $0.21 per diluted share as compared to the prior year amount of $0.31 per diluted share, which has also been adjusted for unusual items.

Net sales increased 26.4% to $223.4 million for the quarter ended December 31, 2010, compared to $176.7 million for the 2009 period. Operating profit increased by 11.6% over the 2009 period to $11.5 million. Foreign currency translation did not have a material impact on our comparative results for the quarter.

The net loss in the current quarter includes non-cash losses from impairments associated with two of our joint ventures of $0.37 per diluted share, expenses of $0.05 per diluted share associated with the retirement of our previous CEO, expenses of $0.05 per diluted share resulting from operational issues in our domestic personal care products group within our Minerals & Materials segment, and tax expenses of $0.04 per diluted share associated with the recognition of valuation allowances in our foreign jurisdictions. The 2009 results include benefits of $0.05 per diluted share for resolution of certain income tax matters and a gain on the sale of a portion of our investment in Ashapura Minechem Limited.

For the twelve-month periods ended December 31, 2010 and 2009, we generated net income attributable to AMCOL shareholders of $0.96 per diluted share compared to earnings of $1.12 per diluted share in the 2009 period. Net income attributable to AMCOL shareholders, adjusted for the unusual items mentioned above, was $1.57 per diluted share for the twelve months ending December 31, 2010 and $1.11 per diluted share for the comparable period ending December 31, 2009. The 2010 period includes the same adjustments for the same amounts as previously mentioned, except that the expenses associated with our personal care business totaled $0.15 per diluted share instead of the quarterly $0.05 per diluted share mentioned above. The 2009 period includes not only the related adjustments mentioned previously but also $0.04 of per diluted share of expenses associated with writing off certain metalcasting operations.

Net sales for the twelve-month period ended December 31, 2010, increased 21.2% to $852.5 million, compared with $703.2 million for 2009. Operating profit increased 28.1% to $68.5 million compared to $53.5 million in the prior year period. Foreign currency translation did not have a material impact on our comparative results for the twelve-month period.

"Excluding the negative impact from unusual items, our Minerals & Materials and Oilfield Services segments were generally in line with our expectations for the quarter," said Ryan McKendrick, AMCOL President and Chief Executive Officer. "Our Environmental segment had a challenging quarter, and we have an action plan to improve its performance in 2011."

McKendrick continued, "The Minerals segment had another good quarter with increased revenue resulting from steady domestic and European business combined with continued growth in Asia. Gross margin was impacted by operational issues in our domestic personal care products group that continued into the fourth quarter. We do not expect significant additional costs going forward."

"The Environmental segment had a nice increase in revenue; however, margins were down as more of the sales mix was from lower margin contracting services. Building materials revenue and margins improved despite continued overall weakness in US non-residential construction. European sales remained steady but had lower margins due to mix, price pressure, and severe weather impacting construction activity. Expense control in this segment will be an area of increased focus going forward," McKendrick continued.

"Oilfield services continued to perform well with revenue and operating profit up nicely over the prior year's quarter and sequentially. Most business lines improved except for nitrogen services, which is most affected by the downturn in deep water drilling as a result of the Deepwater Horizon accident," McKendrick added.

"Looking forward, we expect market conditions for Minerals & Materials to remain favorable. A key driver for the segment is automobile and light truck production which is expected to increase in both North America and Asia, markets in which we are well positioned. We expect market conditions for basic minerals and specialty materials to continue to improve. The Environmental segment market conditions appear to be gaining some stability, and we expect to see improvements in this business as we implement plans to improve margins. Oilfield Services is well positioned, especially in North America, where producers continue to drill wells into oil and gas bearing shale formations," McKendrick concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the quarterly segment results schedules included in this press release.

Net sales: The following discusses the reasons for the increased revenue by segment for the 2010 fourth quarter as compared to the prior year's quarter.

Minerals & Materials: The majority of the revenue improvement was due to increased volumes, principally in domestic and Asian metalcasting markets, resulting from increased demand for automobile and heavy equipment castings. The remainder of the increase results mostly from starting up our chrome operations in South Africa.

Environmental: The revenue increase lies principally in our domestic contracting services and building materials and drilling products as the domestic construction market saw increases in demand.

Oilfield Services: The majority of the increase is due to greater demand for services from our domestic well testing and coiled tubing operations due to several large offshore jobs and growth in our onshore services in oil and gas bearing shale formations.

Transportation: Approximately half of the revenue increase was due to increased fuel-surcharges and the remainder was from greater demand for consumer product shipments.

Gross profit: Gross profit increased $9.1 million, or 20.6%, from the 2009 fourth quarter, while gross margin decreased 120 basis points to 23.7%.

Minerals & Materials: Gross profit increased $2.7 million, or 13.2% from the 2009 quarter, due to increased sales partly offset by the increased expenses from operational issues within our personal care business, which was the largest cause of the 230 basis point decrease in gross margins.

Environmental: Gross profit increased $0.2 million, or 1.2%, from the 2009 quarter. Gross margins decreased 300 basis points to 28.3%. The decrease in gross margin is principally due to a greater portion of sales being derived from our lower margin contracting services business in addition to increased competition in lining technologies products.

Oilfield Services: Gross profit almost doubled to $12.2 million over the 2009 quarter. Gross margin increased 500 basis points to 28.0% due to greater operating leverage given the increase in revenues without significant increases in fixed costs.

General, selling and administrative expenses (GS&A): GS&A expenses increased $7.9 million, or 23.3%, from the prior year quarter. Approximately $2.7 million of this relates to expenses for the retirement of our former CEO; the remainder mostly relates to increased employee and employee related costs as well as operating costs for new offices that were not established in the prior year.

Other, net: Other, net expenses increased $2.5 million due mostly to increased losses from foreign currency transactions and foreign currency derivatives.

Income taxes: The fourth quarter results include income tax expense of $5.8 million versus a benefit of $0.9 million in the prior year period. Several factors contributed to this increase. The prior year period reflects a large benefit to tax expense associated with the settlement of domestic audits for the 2005 and 2007 periods as well as an increased benefit from foreign operations, which are typically subject to lower tax rates than our domestic operations. Our current period effective tax rate is negatively affected by changes in geographical earnings distribution estimates and the recognition of valuation allowances against net operating losses in certain foreign jurisdictions.

Income (loss) from affiliates and joint ventures: Our joint-ventures resulted in $11.5 million of losses in the quarter versus income of $1.0 million in the prior year. The losses in 2010 result largely from impairment charges related to our Russian and Belgian joint-ventures; both of these investments have been fully written off. We do not expect to record income from these investments in the near future.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt increased $29.2 million to $236.2 million during our 2010 fiscal year. During that time, we have invested in working capital to support our revenue growth, purchased the remaining 47% of the chrome mine in South Africa, and invested in a related chrome processing plant. Total long-term debt, net represented 37.1% of capitalization at December 31, 2010 as compared to 35.3% at December 31, 2009. Cash and cash equivalents are approximately the same between these two dates.

Net working capital increased $45.4 million during the year to $249.1 million at December 31, 2010. The increase in working capital was due to increased sales volumes.

Cash flow generated from operating activities was $48.1 million for our 2010 fiscal year as compared to $122.4 million in the prior year. Throughout 2009, we decreased our working capital levels significantly as a result of the economic recession and lower sales volumes. Thus, we generated significantly less cash flows from operations in the 2010 period as working capital levels have increased since the prior year end due to the increase in sales volumes.

Capital expenditures for year-to-date December 31, 2010 were $47.3 million, of which $14.9 million relates to our construction of our chrome processing facility in South Africa. Excluding our corporate building, comparative amounts in the 2009 period were $50.8 million, which includes $22.6 million of expenditures to purchase 53% of the chrome mine and start constructing the related processing facility.

Dividends through December 31, 2010 remained roughly the same over the prior year period as our dividend per share has remained constant at $0.18 per quarter per share.

This release should be read in conjunction with the attached unaudited, condensed, consolidated financial statements. In addition, this release reports diluted earnings per share which have been adjusted to exclude certain unusual items. We believe this non-GAAP financial statistic is a better measure of the earnings we generated as well as being more comparable to prior periods.

This release contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's quarterly quarter conference call will be available live today at 11 a.m. ET on the AMCOL website or by dialing 1.877.795.3646.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$852,538	$703,237	$223,423	$176,698
Cost of sales	635,708	515,049	170,404	132,729
Gross profit	216,830	188,188	53,019	43,969
General, selling and administrative expenses	148,298	134,702	41,513	33,655
Operating profit	68,532	53,486	11,506	10,314
Other income (expense):
Interest expense, net	(9,725)	(12,125)	(2,633)	(2,726)
Other, net	1,034	(1,095)	(1,032)	1,500
	(8,691)	(13,220)	(3,665)	(1,226)
Income before income taxes and income (loss) from affiliates and joint ventures	59,841	40,266	7,841	9,088
Income tax expense (benefit)	18,656	5,510	5,762	(878)
Income before income (loss) from affiliates and joint ventures	41,185	34,756	2,079	9,966

Income (loss) from affiliates and joint ventures	(11,261)	115	(11,527)	1,036

Net income (loss)	29,924	34,871	(9,448)	11,002

Net income (loss) attributable to the noncontrolling interest	(423)	72	(101)	(224)

Net income (loss) attributable to AMCOL shareholders	$30,347	$34,799	$(9,347)	$11,226

Weighted average common shares outstanding	31,179	30,764	31,304	30,851

Weighted average common and common equivalent shares outstanding	31,548	31,034	31,700	31,266

Basic earnings (loss) per share attributable to AMCOL shareholders	$0.97	$1.13	$(0.30)	$0.36

Diluted earnings (loss) per share attributable to AMCOL shareholders	$0.96	$1.12	$(0.30)	$0.36

Dividends declared per share	$0.72	$0.72	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	December 31,	December 31,
	2010	2009
	(unaudited)	*
Current assets:
Cash and equivalents	$27,262	$27,669
Accounts receivable, net	193,968	148,260
Inventories	107,515	96,173
Prepaid expenses	12,581	12,509
Deferred income taxes	5,553	6,525
Income tax receivable	8,474	2,431
Other	6,211	463
Total current assets	361,564	294,030

Noncurrent assets:
Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	62,465	57,898
Depreciable assets	455,668	414,617
	518,133	472,515
Less: accumulated depreciation and depletion	257,645	236,269
	260,488	236,246

Goodwill	70,909	71,156
Intangible assets, net	42,590	47,185
Investments in and advances to affiliates and joint ventures	19,056	32,228
Available for sale securities	14,168	25,563
Deferred income taxes	7,570	2,513
Other assets	22,748	25,339
Total noncurrent assets	437,529	440,230
	$799,093	$734,260

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,167	$40,335
Accrued liabilities	59,308	49,981
Total current liabilities	112,475	90,316

Noncurrent liabilities:
Long-term debt	236,171	207,017
Pension liabilities	21,338	20,403
Deferred compensation	8,686	7,544
Other liabilities	19,987	29,208
Total noncurrent liabilities	286,182	264,172

Equity:
Common stock	320	320
Additional paid in capital	95,074	84,830
Retained earnings	283,189	275,200
Accumulated other comprehensive income	28,936	32,174
	407,519	392,524
Less:
Treasury stock	8,945	14,377
Total AMCOL shareholders' equity	398,574	378,147

Noncontrolling interest	1,862	1,625
Total equity	400,436	379,772
	$799,093	$734,260

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2010	2009
Cash flow from operating activities:
Net income	$29,924	$34,871
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	36,306	35,906
Undistributed earnings from affiliates and joint ventures	11,754	691
Other non-cash charges	9,698	7,002
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	(62,467)	65,715
Decrease (increase) in noncurrent assets	(3,977)	(7,590)
Increase (decrease) in current liabilities	22,618	(12,519)
Increase (decrease) in noncurrent liabilities	4,244	(1,709)
Net cash provided by (used in) operating activities	48,100	122,367

Cash flow from investing activities:
Capital expenditures	(47,305)	(50,767)
Capital expenditures - corporate building	-	(9,651)
Proceeds from sale - corporate building	-	9,651
Proceeds from sale of land and depreciable assets	841	2,988
Advances to non - affiliates	-	6,000
Investments in and advances to affiliates and joint ventures	(2,073)	(1,387)
Other	447	(866)
Net cash used in investing activities	(48,090)	(44,032)
Cash flow from financing activities:
Net change in outstanding debt	27,671	(52,347)
Purchase of noncontrolling interest	(11,873)	-
Proceeds from sales of treasury stock	5,346	2,666
Purchases of treasury stock	-	(166)
Dividends	(22,358)	(22,052)
Excess tax benefits from stock-based compensation	436	639
Net cash provided by (used in) financing activities	(778)	(71,260)
Effect of foreign currency rate changes on cash	361	1,153
Net increase (decrease) in cash and cash equivalents	(407)	8,228
Cash and cash equivalents at beginning of period	27,669	19,441
Cash and cash equivalents at end of period	$27,262	$27,669

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

Minerals and Materials	Three Months Ended December 31,
	2010		2009		2010 vs. 2009
	(Dollars in Thousands)

Net sales	$114,853	100.0%	$91,515	100.0%	$23,338	25.5%
Cost of sales	91,379	79.6%	70,771	77.3%	20,608	29.1%
Gross profit	23,474	20.4%	20,744	22.7%	2,730	13.2%
General, selling and
administrative expenses	11,867	10.3%	9,818	10.7%	2,049	20.9%
Operating profit	11,607	10.1%	10,926	12.0%	681	6.2%

	Three Months Ended December 31,
Environmental	2010		2009		2010 vs. 2009
	(Dollars in Thousands)

Net sales	$56,392	100.0%	$50,508	100.0%	$5,884	11.6%
Cost of sales	40,413	71.7%	34,711	68.7%	5,702	16.4%
Gross profit	15,979	28.3%	15,797	31.3%	182	1.2%
General, selling and
administrative expenses	14,022	24.9%	11,701	23.2%	2,321	19.8%
Operating profit	1,957	3.4%	4,096	8.1%	(2,139)	-52.2%

	Three Months Ended December 31,
Oilfield Services	2010		2009		2010 vs. 2009
	(Dollars in Thousands)

Net sales	$43,569	100.0%	$26,681	100.0%	$16,888	63.3%
Cost of sales	31,368	72.0%	20,547	77.0%	10,821	52.7%
Gross profit	12,201	28.0%	6,134	23.0%	6,067	98.9%
General, selling and
administrative expenses	7,443	17.1%	5,844	21.9%	1,599	27.4%
Operating profit	4,758	10.9%	290	1.1%	4,468	1540.7%

	Three Months Ended December 31,
Transportation	2010		2009		2010 vs. 2009
	(Dollars in Thousands)

Net sales	$12,238	100.0%	$11,306	100.0%	$932	8.2%
Cost of sales	10,873	88.8%	10,012	88.6%	861	8.6%
Gross profit	1,365	11.2%	1,294	11.4%	71	5.5%
General, selling and
administrative expenses	899	7.3%	814	7.2%	85	10.4%
Operating profit	466	3.9%	480	4.2%	(14)	-2.9%

Corporate	Three Months Ended December 31,
	2010	2009	2010 vs. 2009
	(Dollars in Thousands)

Intersegment shipping sales	$(3,629)	$(3,312)	$(317)
Intersegment shipping costs	(3,629)	(3,312)	(317)
Gross profit	-	-
General, selling and
administrative expenses	7,282	5,478	1,804	32.9%
Operating loss	(7,282)	(5,478)	(1,804)	32.9%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

Minerals and Materials	Twelve Months Ended December 31,
	2010		2009		2010 vs. 2009
	(Dollars in Thousands)

Net sales	$429,270	100.0%	$336,172	100.0%	$93,098	27.7%
Cost of sales	330,297	76.9%	264,545	78.7%	65,752	24.9%
Gross profit	98,973	23.1%	71,627	21.3%	27,346	38.2%
General, selling and
administrative expenses	44,393	10.3%	36,838	11.0%	7,555	20.5%
Operating profit	54,580	12.8%	34,789	10.3%	19,791	56.9%

	Twelve Months Ended December 31,
Environmental	2010		2009		2010 vs. 2009
	(Dollars in Thousands)

Net sales	$232,099	100.0%	$214,604	100.0%	$17,495	8.2%
Cost of sales	164,047	70.7%	142,291	66.3%	21,756	15.3%
Gross profit	68,052	29.3%	72,313	33.7%	(4,261)	-5.9%
General, selling and
administrative expenses	49,747	21.4%	46,614	21.7%	3,133	6.7%
Operating profit	18,305	7.9%	25,699	12.0%	(7,394)	-28.8%

	Twelve Months Ended December 31,
Oilfield Services	2010		2009		2010 vs. 2009
	(Dollars in Thousands)

Net sales	$154,621	100.0%	$119,821	100.0%	$34,800	29.0%
Cost of sales	110,681	71.6%	81,101	67.7%	29,580	36.5%
Gross profit	43,940	28.4%	38,720	32.3%	5,220	13.5%
General, selling and
administrative expenses	29,322	19.0%	25,967	21.7%	3,355	12.9%
Operating profit	14,618	9.4%	12,753	10.6%	1,865	14.6%

	Twelve Months Ended December 31,
Transportation	2010		2009		2010 vs. 2009
	(Dollars in Thousands)

Net sales	$52,225	100.0%	$46,642	100.0%	$5,583	12.0%
Cost of sales	46,360	88.8%	41,114	88.1%	5,246	12.8%
Gross profit	5,865	11.2%	5,528	11.9%	337	6.1%
General, selling and
administrative expenses	3,435	6.6%	3,365	7.2%	70	2.1%
Operating profit	2,430	4.6%	2,163	4.7%	267	12.3%

	Twelve Months Ended December 31,
Corporate	2010	2009	2010 vs. 2009
	(Dollars in Thousands)

Intersegment shipping sales	$(15,677)	$(14,002)	$(1,675)
Intersegment shipping costs	(15,677)	(14,002)	(1,675)
Gross profit	-	-
General, selling and
administrative expenses	21,401	21,918	(517)	-2.4%
Operating loss	(21,401)	(21,918)	517	-2.4%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

Composition of Sales by Geographic Region	Twelve Months Ended December 31, 2010
	Americas	EMEA	Asia Pacific	Total
Minerals and Materials	31.2%	9.1%	10.1%	50.4%
Environmental	13.0%	11.9%	2.3%	27.2%
Oilfield services	15.2%	0.8%	2.1%	18.1%
Transportation	4.3%	0.0%	0.0%	4.3%
Total - current year's period	63.7%	21.8%	14.5%	100.0%
Total from prior year's comparable period	64.4%	23.9%	11.7%	100.0%

	Twelve Months Ended December 31, 2010
Percentage of Revenue Growth by Component	vs.
	Twelve Months Ended December 31, 2009
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals and Materials	12.2%	0.0%	1.0%	13.2%
Environmental	2.0%	0.2%	0.3%	2.5%
Oilfield services	4.5%	0.0%	0.4%	4.9%
Transportation	0.6%	0.0%	0.0%	0.6%
Total	19.3%	0.2%	1.7%	21.2%
% of growth	91.2%	1.0%	7.8%	100.0%

	Twelve Months Ended December 31,
Minerals and Materials Product Line Sales	2010	2009	% change
	(Dollars in Thousands)
Metalcasting	$204,577	$139,849	46.3%
Specialty materials	107,287	97,989	9.5%
Pet products	61,971	66,441	-6.7%
Basic minerals	48,886	27,901	75.2%
Other product lines	6,549	3,992	*
Total	429,270	336,172

* Not meaningful.

	Twelve Months Ended December 31,
Environmental Product Line Sales	2010	2009	% change
	(Dollars in Thousands)
Lining technologies	$107,974	$101,370	6.5%
Building materials	57,220	54,724	4.6%
Contracting services	42,576	36,892	15.4%
Other product lines	24,329	21,618	*
Total	232,099	214,604

* Not meaningful.

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

Composition of Sales by Geographic Region	Three Months Ended December 31, 2010
	Americas	EMEA	Asia Pacific	Total
Minerals and Materials	30.0%	10.6%	10.8%	51.4%
Environmental	11.6%	11.4%	2.2%	25.2%
Oilfield services	16.7%	1.2%	1.6%	19.5%
Transportation	3.9%	0.0%	0.0%	3.9%
Total - current year's period	62.2%	23.2%	14.6%	100.0%
Total from prior year's comparable period	59.9%	25.1%	15.0%	100.0%

	Three Months Ended December 31, 2010
	vs.
Percentage of Revenue Growth by Component	Three Months Ended December 31, 2009
	Base Business	Acquisitions	Foreign Exchange	Total
Minerals and Materials	11.8%	0.0%	1.4%	13.2%
Environmental	3.6%	0.2%	-0.5%	3.3%
Oilfield services	9.5%	0.0%	0.1%	9.6%
Transportation	0.3%	0.0%	0.0%	0.3%
Total	25.2%	0.2%	1.0%	26.4%
% of growth	95.6%	0.6%	3.8%	100.0%

	Three Months Ended December 31,
Minerals and Materials Product Line Sales	2010	2009	% change
	(Dollars in Thousands)
Metalcasting	$56,748	$39,257	44.6%
Specialty materials	27,213	26,659	2.1%
Pet products	15,232	16,712	-8.9%
Basic minerals	14,096	7,613	85.2%
Other product lines	1,564	1,274	*
Total	114,853	91,515

* Not meaningful.

	Three Months Ended December 31,
Environmental Product Line Sales	2010	2009	% change
	(Dollars in Thousands)
Lining technologies	$22,980	$22,602	1.7%
Building materials	15,357	13,020	17.9%
Contracting services	11,789	9,510	24.0%
Other product lines	6,266	5,376	*
Total	56,392	50,508

* Not meaningful.

For further information, contact:
Don Pearson
Vice President & Chief Financial Officer
847.851.1500